EXHIBIT 99.2

AMERICAN EAGLE
OUTFITTERS

Reports Record February Sales of $127.0 Million, an Increase of 41.8%
Same Store Sales Increased 32.4%
Raises First Quarter EPS Guidance

Warrendale, PA, March 2, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended February 26, 2005 increased 41.8% to a record $127.0 million, compared to $89.5 million for the month ended February 28, 2004. Comparable store sales increased 32.4% for the February period.

Based on strong February results, the company is raising its first quarter earnings guidance to a range of $0.52 to $0.54 per share, compared to $0.36 per share from continuing operations last year. The company's previous first quarter earnings guidance was $0.43 to $0.45 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

In a separate press release issued this morning, the company announced its fourth quarter financial results. Management will hold a conference call to discuss the results at 9:00 a.m. (EST) this morning. To listen to the call please dial (877) 601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning March 2, 2005 at 1:00 p.m. (EST) through March 16, 2005 by dialing (800) 642-1687 and referencing confirmation code #3521324.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter sales and earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our first quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857